Exhibit 23.2

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration number 333-211924) of our report dated March 24, 2015 on our audit of the combined statement of revenue and certain operating expenses for the year ended December 31, 2014 of Avenues at Cypress and Avenues at Northpointe, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated March 30, 2015, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CohnReznick LLP
Atlanta, Georgia
August 12, 2016